Exhibit No. 99 For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s First-Quarter Net Earnings
Rise 38% to $234 Million,
or $0.47 per Diluted Share

Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	May 27, 2006	May 28, 2005
Revenue	$6,959	$6,118
Comparable store sales % gain[1]	4.9%	4.4%
Gross profit as % of revenue	25.4%	25.5%
SG&A as % of revenue	20.5%	21.6%
Operating income as % of revenue	4.8%	3.9%
Net earnings	$234	$170
Diluted EPS	$0.47	$0.34

[1] Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, June 13, 2006 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $234 million, or $0.47 per diluted share, for its fiscal first quarter ended on May 27, 2006. The leading consumer electronics retailer’s earnings increased 38 percent from $170 million, or $0.34 per diluted share, for the prior-year first quarter. The mean analyst estimate for the quarter was $0.36 per diluted share as of June 12, 2006.

First-Quarter Highlights

•                  Earnings per diluted share grew 38 percent, fueled by solid revenue growth and a 90-basis-point operating income rate improvement. Best Buy’s international segment expanded its operating income rate by 100 basis points, supported by a strong comparable store sales gain and SG&A leverage related to its expense reduction efforts in the prior quarter.

•                  Total revenue for the quarter increased 14 percent to $7.0 billion, fueled by new store openings and a comparable store sales gain of 4.9 percent. The company’s domestic and international segments reported comparable store sales gains of 4.6 percent and 7.1 percent, respectively.

•                  Best Buy’s first-quarter SG&A rate improved by 110 basis points, compared with the prior year’s first quarter. The improvement was driven by more efficient advertising spending, leverage on revenue growth, and broad-based productivity gains and expense savings. The quarter’s results included approximately $0.03 per diluted share of after-tax costs related to severance and reorganization, as expected.

•                  The retailer completed the acquisition of Pacific Sales Kitchen and Bath Centers on March 7.

•                  The company repurchased $238 million in common stock during the quarter.

“These results can only come from an engaged and energized group of employees,” said Brad Anderson, vice chairman and CEO of Best Buy. “Our employees showed amazing focus in improving our cost structure—but never lost sight of the customers’ needs, as evidenced by our top-line performance.”

First-Quarter Results Show Strong Year-Over-Year Gains

For the fiscal 2007 first quarter, Best Buy’s revenue increased 14 percent to $7.0 billion, compared with revenue of $6.1 billion for the first quarter of fiscal 2006. The revenue increase reflected the net addition of 117 new stores in the past 12 months (including 14 acquired Pacific Sales showrooms, which will not be included in Best Buy’s comparable stores sales calculation until the second quarter of fiscal 2008) and a comparable store sales gain of 4.9 percent. The comparable store sales gain was driven by an increase in the average transaction size, as the company’s revenue mix continues to reflect a shift toward higher-ticket items. Best Buy also noted that consumers made more purchases online, as the company continues to add features and capabilities to its Web sites; total first-quarter online revenue grew more than 30 percent as compared to the same quarter of the prior year.

The gross profit rate for the first quarter was 25.4 percent of revenue, a slight decrease from a gross profit rate of 25.5 percent of revenue for the prior-year first quarter. The quarter reflects a tough year-over-year comparison as the rate expanded by 160 basis points in the first quarter of fiscal 2006. The 10-basis-point decline was primarily due to both an increased competitive environment and higher year-over-year product costs (primarily related to steel) in appliances. This decline was partially offset by benefits related to growth in the computer services business.

Best Buy’s SG&A expense rate was 20.5 percent of revenue for the first quarter, compared with 21.6 percent of revenue for the prior year. The year-over-year improvement in the SG&A rate was primarily due to a short-term reduction in advertising spending, increased expense leverage from revenue growth, and reduced spending on travel and outside services costs. Darren Jackson, Best Buy’s executive vice president of finance and CFO, said, “Our employees exceeded our expectations and delivered sharp cost reductions all across the company. We’ll remain focused on our cost structure while also increasing investments in our key strategic priorities, such as home theater, services and Best Buy For Business. We will make a majority of these investments in the fiscal second and third quarter, ahead of our peak holiday season.”

The company reported net interest income of $23 million, up from $13 million in the prior year’s first quarter, due to higher investment yields.

Reiterates Fiscal 2007 Diluted EPS of $2.65 to $2.80

                 Jackson said, “We are off to a terrific start—laying the foundation for strong earnings growth for this year and beyond. While we still have work to do in implementing an integrated customer-centric model, these results buttress our projected 20-percent earnings growth for fiscal 2007.”

Jackson added, “We remain optimistic about the outlook for the year, yet we acknowledge that we have the majority of fiscal 2007 earnings ahead of us. We’re excited about the continuing demand for flat-panel televisions, coupled with the upcoming gaming product cycle and the launch of Microsoft Vista. Our revenue growth was stronger than anticipated early in the quarter, and finished above expectations. We reiterate our $2.65 to $2.80 diluted earnings per share guidance for the fiscal year.”

Strong Performance Across the Chain

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	May 27, 2006	May 28, 2005
Revenue	$6,162	$5,492
Comparable store sales % gain[1]	4.6%	4.5%
Gross profit as % of revenue	25.6%	25.7%
SG&A as % of revenue	20.2%	21.3%
Operating income	$333	$242
Operating income as % of revenue	5.4%	4.4%

[1] Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.  Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Geek Squad, Magnolia Audio Video and Pacific Sales stores—reported first-quarter revenue of $6.2 billion, an increase of 12 percent. The revenue increase included a comparable store sales gain of 4.6 percent, the opening of new stores and the acquisition of Pacific Sales. U.S. Best Buy stores reported a comparable store sales gain of 4.5 percent. The U.S. Best Buy revenue results were bolstered by growth in online revenue of approximately 35 percent.

Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $64 million for the period during the quarter that it operated under Best Buy ownership. Magnolia Audio Video reported revenue of $37 million and a comparable store sales gain of 21.7 percent, noting increased consumer interest in flat-panel TVs, and audio and video products.

In the quarter, the company expanded the presence of Best Buy For Business to 145 stores, up from 119 stores at fiscal 2006 year-end. The company now has 340 employees who are Microsoft-certified professionals, further enhancing the company’s capabilities in catering to small business customers. Additionally, the company added the Magnolia Home Theater store-within-a-store experience to 20 Best Buy stores in order to enhance the customer experience in the growing flat-panel TV and home theater category. The company employs nearly 1,600 home theater installers, who provide customers with end-to-end home theater solutions.

Brian Dunn, Best Buy’s president and COO, said, “As always, our people drove our stellar results for the first quarter. Our results improve every time we remember to slow down and listen to our employees, each of whom brings unique ideas and experiences to work. They came up with the biggest ideas for cost savings, and their efforts paid off.”

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	May 27, 2006	May 28, 2005
Revenue	$797	$626
Comparable store sales % gain[1]	7.1%	3.0%
Gross profit as % of revenue	23.4%	23.5%
SG&A as % of revenue	22.9%	24.0%
Operating income (loss)	$4	$(3)
Operating income (loss) as % of revenue	0.5%	(0.5)%

[1] Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

Best Buy’s international segment—comprised of Future Shop, Best Buy and Geek Squad operations in Canada—generated first-quarter revenue of $797 million, an increase of 27 percent. The revenue increase reflected new store openings, favorable foreign currency exchange rates and a comparable store sales gain of 7.1 percent. The international segment benefited from strong consumer interest in flat-panel TVs and audio products, and improvements in how the company differentiated its brands in Canada for consumers. In addition, the international segment significantly improved its SG&A rate as a result of increased labor productivity and reductions in Canadian headquarter costs, which were implemented late in fiscal 2006.

Bob Willett, CEO of Best Buy International, commented, “For the first time since we acquired Future Shop, our team in Canada reported a first-quarter profit. The team is establishing a solid market position, and we’re leveraging that investment to expand the overall profitability of the business. Both Best Buy and Future Shop stores improved year over year, as we continue our work to optimize this business and differentiate our two brands.”

Additionally, on June 8, 2006, Best Buy completed its acquisition of a majority interest in Jiangsu Five Star, a Chinese retailer of appliances and consumer electronics. The Five Star results are expected to be reflected in Best Buy’s international segment, beginning with the second fiscal quarter.

Willet added, “We’re pleased to have the opportunity to work with Five Star to learn about the Chinese customer and marketplace. We expect to pursue a careful and controlled growth strategy in China. Currently, we are working with the Five Star management team to determine the optimal number of stores to open during the fiscal year. We also continue to work toward the opening of our first Best Buy store in Shanghai, which is anticipated later this year.”

Electronics Lead Revenue Mix As Sales of Flat-Panel TVs Continue Strong Gain

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Product Group	May 27, 2006	May 28, 2005	May 27, 2006	May 28, 2005
Consumer Electronics	43%	40%	12.1%	9.9%
Home Office	32%	34%	2.2%	0.5%
Entertainment Software	18%	20%	(4.3)%	0.3%
Appliances	7%	6%	0.9%	4.5%
Total	100%	100%	4.9%	4.4%

During the first quarter of fiscal 2007, Best Buy’s comparable store sales gain was driven by higher revenue from flat-panel televisions, MP3 players and accessories, notebook computers, and computer services. These gains more than offset comparable store sales declines in tube and projection TVs, CDs, desktop computers and printers.

Best Buy’s revenue mix for the first quarter of fiscal 2007 reflected continued growth in the consumer electronics product group. Consumer electronics, which represented 43 percent of first-quarter revenue, posted a 12.1-percent comparable store sales gain and again led the company’s results. Within consumer electronics, flat-panel TVs experienced a triple-digit comparable store sales gain due to higher volumes, improved assortments of TVs in larger screen sizes and the addition of 104 Magnolia Home Theater store-within-store-a-store experiences in the last 15 months. These factors more than offset the impact of declining prices on flat-panel TVs. Total television comparable store sales grew by solid-double-digits as flat-panel TV growth was partially offset by declines in comparable store sales of tube and projection TVs. MP3 products generated a double-digit comparable store sales gain as customers continued to adopt and upgrade their digital music players. Improved assortments in MP3 player accessories contributed to the gain as well.

                Home office products, which accounted for 32 percent of fiscal 2007 first-quarter revenue, had a comparable store sales increase of 2.2 percent. A double-digit comparable store sales increase for notebook computers and a strong double-digit increase in computer services revenue fueled the growth. The gains from notebook computers and computer services were partially offset by declines in comparable store sales of desktop computers and printers.

Appliances, which totaled 7 percent of fiscal 2007 first-quarter revenue, had a comparable store sales increase of 0.9 percent for the quarter. The modest gain in comparable store sales of major appliances was the result of an expanded assortment, which was muted by a difficult comparable store sales gain comparison and increased competitive pressure.

The entertainment software product group, which comprised 18 percent of first-quarter revenue, declined 4.3 percent on a comparable store sales basis. A low-single-digit gain in comparable store sales of gaming hardware and software was more than offset by expected declines from CDs and DVDs. The video gaming strength was fueled by increased availability of the Xbox 360 console in conjunction with a successful April gaming campaign. This result was on top of the strong double-digit gain in fiscal 2006 first quarter, when the PlayStation Portable console launched.

                During the first quarter, the company opened 12 U.S. Best Buy stores, including three 45,000-square-foot stores, eight 30,000-square-foot stores and one 20,000-square-foot store. In addition, the company’s Canadian operations opened one Future Shop store and one Geek Squad store. At the end of the first quarter, the company operated 754 Best Buy stores, 20 Magnolia Audio Video stores, 14 Pacific Sales showrooms and 12 Geek Squad stores in the United States. It also operated 119 Future Shop stores, 44 Best Buy stores and six Geek Squad stores in Canada. For the trailing 12 months, the company opened 119 new stores (including 14 acquired Pacific Sales showrooms) and closed two stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Company Repurchases $238 Million in Common Stock

During the first quarter of fiscal 2007, Best Buy repurchased approximately 4.4 million shares of its common stock at an average price of $54.54 per share, for a total of approximately $238 million. At the end of the fiscal 2007 first quarter, the company had $552 million remaining under the $1.5 billion authorization for share repurchases announced in April 2005.

On May 11, 2006, the company paid a dividend of 8 cents per share, or $39 million in the aggregate, which was a 9-percent increase compared with the dividend per share paid in the prior year’s first quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Daylight Time on June 13, 2006. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

The company’s annual meeting of shareholders is scheduled for June 21, 2006, at the corporate campus in Richfield, MN.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2006, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 960 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuy.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Jiangsu Five Star Appliance Co. (Five-Star.cn). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	May 27, 2006	May 28, 2005
Revenue	$6,959	$6,118
Cost of goods sold	5,194	4,560
Gross profit	1,765	1,558
Gross profit %	25.4%	25.5%
Selling, general and administrative expenses	1,428	1,319
SG&A %	20.5%	21.6%
Operating income	337	239
Net interest income	23	13
Earnings before income tax expense	360	252
Income tax expense	126	82
Effective tax rate	35.0%	32.5%
Net earnings	$234	$170

Basic earnings per share	$0.48	$0.35

Diluted earnings per share[1]	$0.47	$0.34

Dividends declared per common share	$0.08	$0.07

Basic weighted average common shares outstanding (in millions)	484.6	491.2

Diluted weighted average common shares outstanding (in millions)[1]	500.8	505.3

1 The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.7 for all periods presented.

 — Balance Sheets Follow —

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	May 27, 2006	May 28, 2005
ASSETS
Current assets
Cash & cash equivalents	$772	$458
Short-term investments	1,554	2,148
Receivables	409	350
Merchandise inventories	3,737	3,266
Other current assets	406	383
Total current assets	6,878	6,605
Net property & equipment	2,712	2,456
Goodwill	955	507
Other intangible assets	63	40
Long-term investments	302	113
Other assets	359	178
TOTAL ASSETS	$11,269	$9,899

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,055	$3,047
Accrued liabilities	1,824	1,504
Current portion of long-term debt	418	14
Total current liabilities	5,297	4,565
Long-term liabilities	383	373
Long-term debt	180	530
Shareholders’ equity	5,409	4,431
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$11,269	$9,899

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.

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